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                             ARMSTRONG TEASDALE LLP

                                                                     Exhibit 5.1

John L. Gillis, Jr.
(314) 342-8007
(314) 612-2248 (Fax)
jgillis@armstrongteasdale.com




                                December 21, 2004



Source Interlink Companies, Inc.
27500 Riverview Center Blvd.
Suite 400
Bonita Springs, FL  34134


Ladies and Gentlemen:

         Reference is made to the Registration Statement on Form S-4 (the Registration Statement") to be filed by Source Interlink Companies, Inc. (the "Corporation") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act") with respect to shares of common stock of the Corporation, $0.01 par value ("Common Stock"), issuable in connection with the merger (the "Merger") of Alligator Acquisition, LLC, a wholly-owned subsidiary of the Corporation ("MergerSub") and Alliance Entertainment Corp., a Delaware corporation ("Alliance"), as described in the Proxy Statement/Prospectus (the "Proxy Statement") included in the Registration Statement.

         We have acted as special Missouri counsel to the Corporation and have examined the Articles of Incorporation and the By-Laws of the Corporation, each as amended to date, minutes of proceedings of the Board of Directors of the Corporation and such other documents and instruments and have made, or caused to be made, such further investigation as we have deemed necessary or appropriate to enable us to render this opinion. We have relied on the accuracy of the Corporation's representations and warranties contained in Section 4.2 of the Agreement and Plan of Merger by and among the Corporation, Alliance and MergerSub dated November 18, 2004.

         Our opinion is based solely on the laws of the State of Missouri and we express no opinion as to matters governed by the laws of any other state or jurisdiction.

         For purposes of this opinion, we have assumed that the Corporation's Articles of Incorporation will have been appropriately amended following stockholder approval of proposal 2 included in the Proxy Statement and that the Corporation will not have been reincorporated as a Delaware corporation prior to consummation of the Merger.


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Source Interlink Companies, Inc.                                         [LOGO]
December 21, 2004                                        ARMSTRONG TEASDALE LLP
Page 2

         Based upon the foregoing, it is our opinion that the shares of Common Stock of the Corporation, when issued upon the effectiveness of the Merger and delivered to the holders of common stock of Alliance, will be validly issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Proxy Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

                                                     Very truly yours,

                                                     ARMSTRONG TEASDALE LLP